Exhibit 10.13.2

2017-2019 Performance-Based Restricted Stock Unit
Terms and Conditions
Amended and Restated 2009 Omnibus Incentive Compensation Plan

1.    Grant of Performance-Based Restricted Stock Units. Subject to and upon the terms, conditions, and restrictions set forth in these Terms and Conditions and in the Amended and Restated 2009 Omnibus Incentive Compensation Plan (the “Plan”) of Macy’s, Inc. (the “Company”), as amended from time to time, the Company has granted to the Grantee on March 24, 2017 (such date hereinafter referred to as the “Date of Grant”) that “Target” number of Performance-Based Restricted Stock Units “Performance Units”) provided in the Performance-Based Restricted Stock Unit Award Letter to which these Terms and Conditions apply (the “Award Letter”). These Terms and Conditions and the Award Letter together constitute an Evidence of Award, as defined in the Plan. Each Performance Unit represents the right to receive one share of the common stock of the Company (“Common Stock”), subject to the terms and conditions set forth below.

2.    Limitations on Transfer of Performance Units; Performance Period.

(a) During the Performance Period hereinafter described, the Performance Units may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Grantee, except to the Company, until they are earned and become nonforfeitable (“Vest”) in accordance with Section 3; provided, however, that the Grantee’s interest in the Performance Units may be transferred at any time by will or the laws of descent and distribution.

(b) The Performance Period shall commence on January 29, 2017 (the “Commencement Date”) and, except as otherwise provided in these Terms and Conditions, will expire in full on February 1, 2020.

3.    Vesting of Performance Units.

(a) The actual number of Performance Units that become Vested is based on achieving the targeted level of the Company’s average EBITDA Margin, average Return on Invested Capital (“ROIC”) and relative Total Shareholder Return (TSR) goals for the Performance Period, weighted 50%, 30% and 20% respectively, as set forth in the following schedules.

EBITDA MARGIN SCHEDULE

	EBITDA Margin (50%)
Performance Level*	3-year Average	Vesting Percentage
Outstanding	≥12.2%	150%
Target	11.9%	100%
Threshold	11.2%	50%
Below Threshold	<11.2%	0%
* Straight-line interpolation will apply to performance levels between the ones shown above.

(i) “EBITDA Margin” is defined as EBITDA (adjusted to eliminate the effects of asset impairments, restructurings, acquisitions, divestitures, other unusual or infrequently occurring items, store closing costs, unplanned material tax law changes and/or assessments and the cumulative effect of tax or accounting changes, as determined in accordance with generally accepted accounting principles, as applicable, unless taken into account in the preparation of the Company’s 2017-2019 business plan) divided by Net Sales (defined as owned sales as presented in the Company’s internal books and records, including the business plan for the Performance Period). EBITDA Margin will be measured on a three-year average basis (i.e., the average of Fiscal 2017, Fiscal 2018 and Fiscal 2019 annual EBITDA Margin).

Notwithstanding anything to the contrary contained in any agreement, award letter and/or terms and conditions covering any prior grant of performance restricted stock units by the Company to the Grantee, all such agreements, award letters and/or terms and conditions shall be deemed to define Net Sales in the same manner as Net Sales are defined herein.

ROIC SCHEDULE

	ROIC (30%)
Performance Level*	3-year Average	Vesting Percentage
Outstanding	≥19.2%	150%
Target	18.8%	100%
Threshold	17.2%	50%
Below Threshold	<17.2%	0%
* Straight-line interpolation will apply to performance levels between the ones shown above.

(ii) “Return on Invested Capital” is defined as EBITDAR divided by Total Average Gross Investment. EBITDAR is equal to the sum of EBITDA (adjusted to eliminate the effects of asset impairments, restructurings, acquisitions, divestitures, other unusual or infrequently occurring items, store closing costs, unplanned material tax law changes and/or assessments and the cumulative effect of tax or accounting changes, as determined in accordance with generally accepted accounting principles, as applicable, unless taken into account in the preparation of the Company’s 2017-2019 business plan) plus Net Rent Expense. Net Rent Expense represents rent expense as reported in the Company’s financial statements included in its Form 10-K less the deferred rent amortization related to contributions received from landlords. Total Average Gross Investment is equal to the sum of Gross Property, Plant and Equipment (PPE) plus Capitalized Value of Non-Capitalized Leases, Working Capital – which includes Receivables, Merchandise Inventories, Prepaid Expenses and Other Current Assets – offset by Merchandise Accounts Payable and Accounts Payable and Accrued Liabilities, and Other Assets, each as reported in the Company’s financial statements in the applicable Form 10-K or Form 10-Q. Gross PPE will be determined using a two-point average (i.e., beginning and end of year). Capitalized Value of Non-Capitalized Leases will be calculated as 8x Net Rent Expense. Working Capital components and Other Assets will be determined using a four-point (i.e., quarterly) average. ROIC will be measured on a three-year average basis (i.e., the average of Fiscal 2017, Fiscal 2018 and Fiscal 2019 annual ROIC).

RELATIVE TSR SCHEDULE

	Relative TSR (20%)
Performance Level*	3-year TSR vs. Peer Group**	Vesting Percentage
Outstanding	≥75%	150%
Target	50%	100%
Threshold	35%	50%
Below Threshold	<35%	0%
* Straight-line interpolation will apply to performance levels between the ones shown above.
** Peer group companies: Bed, Bath & Beyond, Dillard’s, Gap, J.C. Penney, Kohl’s, L Brands, Nordstrom, Ross Stores, Sears Holdings, Target, TJX Companies, and Walmart.

(i)TSR will be calculated on a compound annualized basis over the three-year period.

(ii)TSR is defined as the change in the value of the Common Stock over the three-year performance period, taking into account both stock price appreciation and the reinvestment of dividends. The beginning and ending stock prices will be based on a 20-day average stock price.

(iii) Dividends will be reinvested at the closing price of the last day of the month after the “ex dividend” date. All cash special dividends shall be treated like regular dividends. All spin-offs or share-based dividends shall be assumed to be sold on the issue date and reinvested in the issuing company that same date.

(iv) Relative TSR is the percentile rank of the Company’s TSR compared to the TSR of the peer group over the performance period. If any of the companies in the peer group are no longer publicly traded at the end of the performance period due to bankruptcy, they will continue to be included in the relative TSR calculation by force ranking them at the bottom of the array. If any companies are no longer publicly traded due to acquisition, they will be excluded from the calculation.

In all cases the Compensation Committee shall certify whether the Company has achieved the specified levels of average EBITDA margin, average ROIC and relative TSR as soon as administratively feasible following the end of the Performance Period but in no event later than two and a half months following the end of the Performance Period.

From time to time, the company may adopt accounting standards, consistent with GAAP, that may impact the performance measures used in the LTI plan. If this occurs and the adoption of such standards was not included in the financial plans used to develop the performance ranges (outstanding, target, threshold and below threshold) for each measure, then actual performance results shall be adjusted to exclude the impact of the adoption of the accounting standards.

4. Forfeiture of Performance Units. (a) Termination of Employment. Notwithstanding the provisions of Section 3 above, and except as the Board may determine on a case-by-case basis or as provided below, all unvested Performance Units shall be forfeited if the Grantee ceases to be continuously employed by the Company for any reason at any time prior to the end of the Performance Period. For the purposes of these Terms and Conditions the continuous employment of the Grantee with the Company shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company, by reason of the transfer of the Grantee’s employment among the Company and its Subsidiaries, divisions or affiliates or a leave of absence approved by the Company. In the event of a termination for Cause (as hereafter defined in Section 17), all unvested Performance Units shall be immediately forfeited.

(b) Death, disability or retirement. Notwithstanding the provisions of Section 3 above, and except as the Board may determine on a case-by-case basis:

(i) in the event the Grantee retires at least six months after the Date of Grant, on or after age 62 with at least 5 years of vested service, and complies with the provisions of Section 4(d) below, the Grantee will receive at the end of the Performance Period the percentage of Performance Units determined under Section 3 above, prorated from the Commencement Date through the date of such retirement based on the number of completed months of service during the Performance Period divided by 361; and

(ii) in the event the Grantee dies or becomes permanently and totally disabled during the Performance Period, the Grantee (or his or her estate, as appropriate) will receive at the end of the Performance Period the percentage of Performance Units determined under Section 3 above, prorated from the Commencement Date through the date of such death or disability based on the number of completed months of service during the Performance Period divided by 361.

(c) Change in Control. In the event of a Change in Control (as defined in the Plan), Performance Units will convert to time-based restricted stock without proration for the percentage of the Performance Period that has elapsed since the Commencement Date, as follows:

(i) If the Change in Control occurs prior to the 24-month anniversary of the Commencement Date, then 100% of the Target award number of Performance Units shall convert to time-based restricted stock (plus an additional number of shares of time-based restricted stock representing the dividend equivalents payable on that Target award number of Performance Units from the Commencement Date to the date of the Change in Control);

(ii) If the Change in Control occurs on or after the 24-month anniversary of the Commencement Date, the conversion of Performance Units to time-based restricted stock (and the corresponding conversion of dividend equivalents payable on those Performance Units to time-based restricted stock) will be based on (a) the Company’s EBITDA Margin and ROIC performance determined under Section 3 above from the Commencement Date through the first 24 months of the Performance Period, plus the Company’s performance determined under Section 3 above during any completed fiscal quarter thereafter to the date of the Change in Control and (b) the Company’s relative TSR as of the date of the Change in Control.

(iii) The vesting of the time-based restricted stock as so converted:

•
Will be accelerated if, within the 24-month period following the Change in Control, the Grantee is terminated by the Company or the continuing entity without Cause or if the Grantee voluntarily terminates employment with Good Reason;

•	Will be accelerated at the Change in Control if awards are not assumed or replaced by the acquiror/continuing entity on terms deemed by the Compensation Committee to be appropriate; and

•	Will occur on the third anniversary of the Date of Grant, if Vesting has not otherwise been accelerated as provided above.

1 The italicized language does not apply to Mr. Lundgren's grant.

(d)    Violation of Restrictive Covenants. Notwithstanding the provisions of Section 4(b) above, all unvested Performance Units shall be forfeited immediately upon the occurrence of any of the following events. If there are no unvested Performance Units outstanding at the time a restricted covenant is violated, the Company may pursue other legal remedies.

(i)
following a voluntary retirement and prior to the later to occur of (a) settlement date for the Performance Units or (b) two years following retirement, the Grantee renders personal services to a Competing Business (as hereafter defined in Section 17) in any manner, including, without limitation, as employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director, manager, owner, financer, joint venturer or otherwise; or

(ii)
following a voluntary or involuntary retirement and prior to the later to occur of (a) the settlement date for the Performance Units or (b) two years following retirement, the Grantee directly or indirectly solicits or otherwise entices any of the Company’s employees to resign from their employment with the Company, whether individually or as a group; or

(iii)
at any time following a voluntary or involuntary retirement, the Grantee discloses or provides to any third party, or uses, modifies, copies or adapts any of the Company’s Confidential Information (as hereafter defined in Section 17).

For purposes of this Section 4(d), an involuntary retirement occurs when the employment of a Grantee who satisfies the age and years of service criteria described in Section 4(b) above is terminated by the Company without Cause (as hereafter defined in Section 17) or is terminated by the Grantee with Good Reason (as hereafter defined in Section 17) within the 24-month period following a Change in Control (as defined in the Plan).

5.    Dividend, Voting and Other Rights. Except as otherwise provided herein, prior to Vesting the Grantee shall not have any of the rights of a stockholder with respect to the Performance Units, including the right to vote any of the Performance Units. An amount representing dividends payable on shares of Common Stock equal in number to one hundred and fifty percent (150%) of the Target award of Performance Units on a dividend record date shall be deemed reinvested in Common Stock and credited to the Grantee as restricted stock units as of the dividend payment date. If there is any change in the outstanding Common Stock of the Company by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company, the Compensation Committee shall determine the appropriate adjustment to the Performance Units, if any, needed to reflect such change. Any restricted stock units or additional Performance Units credited to the Grantee pursuant to this Section 5 will be subject to the terms and restrictions set forth in these Terms and Conditions.

6.    Settlement of Performance Units. As soon as administratively feasible following the end of the Performance Period and certification by the Compensation Committee as to the level of achievement of the EBITDA, ROIC and TSR performance goals, but in no event later than two and a half months after the end of the Performance Period, the Company shall cause to be paid to the Grantee a number of whole shares of unrestricted Common Stock equal to the number of Performance Units to which the Grantee is entitled and the earned dividend equivalents on those earned Performance Units, if any.

Such shares of Common Stock shall be credited as book entry shares to the Grantee’s trading account. In the event Performance Units are not earned, those Performance Units, and the related restricted stock units attributed to any dividend equivalents on those Performance Units, shall be forfeited.

7.    Clawback. Any incentive-based compensation received by Grantee from the Company hereunder or otherwise shall be subject to recovery by the Company in the circumstances and manner provided in any Incentive-Based Compensation Recovery Policy that may be adopted or implemented by the Company and in effect from time to time on or after the date hereof, and Grantee shall effectuate any such recovery at such time and in such manner as the Company may specify. For purposes of these Terms and Conditions, the term "Incentive-Based Compensation Recovery Policy" means and includes any policy of the type contemplated by Section 10D of the Securities Exchange Act, any rules or regulations of the Securities and Exchange Commission adopted pursuant thereto, or any related rules or listing standards of any national securities exchange or national securities association applicable to the Company. Until the Company shall adopt such an Incentive-Based Compensation Recovery Policy, the following clawback provision shall apply:

In the event that, within three years of the end of the Performance Period, the Company restates its financial results with respect to the Company’s performance during the Performance Period to correct a material error that the Compensation Committee determines is the result of fraud or intentional misconduct, then the Compensation Committee, in its discretion, may require the Grantee to repay to the Company all income, if any, derived from the Performance Units.

8.    No Employment Contract. Nothing contained in these Terms and Conditions or the Award Letter shall confer upon the Grantee any right with respect to continuance of employment by the Company, or limit or affect in any manner the right of the Company to terminate the employment or adjust the compensation of the Grantee.

9.    Taxes and Withholding. If the Company shall be required to withhold any federal, state, local or foreign tax in connection with the issuance or Vesting of, or other event triggering a tax obligation with respect to, any Performance Units or the issuance of any unrestricted shares of Common Stock or other securities following Vesting pursuant to these Terms and Conditions, it shall be a condition to such Vesting, issuance or event that the Grantee pay the tax or make provisions that are satisfactory to the Company for the payment thereof. Unless the Grantee makes alternative arrangements satisfactory to the Company prior to the Vesting of the Performance Units or the issuance of shares of unrestricted Common Stock or other event triggering a tax obligation, as the case may be, the Grantee will satisfy the minimum statutory tax withholding obligations by providing for the sale of enough of the shares to generate proceeds that will satisfy such withholding obligation or surrendering to the Company a portion of the shares of nonforfeitable and unrestricted Common Stock that are issued or transferred to the Grantee hereunder following the Vesting Date, and the shares of Common Stock so surrendered by the Grantee shall be credited against any such withholding obligation at the Market Value per Share of such shares of Common Stock on the Vesting Date.

10.    Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Award Letter or these Terms and Conditions, the Company shall not be obligated to issue any Performance Units or shares of unrestricted Common Stock or other securities pursuant to the Award Letter or these Terms and Conditions if the issuance thereof would result in a violation of any such law.

11.    Relation to Other Benefits. Any economic or other benefit to the Grantee under the Award Letter or these Terms and Conditions shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company.

12.    Amendments. Any Amendment to the Plan shall be deemed to be an amendment to these Terms and Conditions to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under these Terms and Conditions without the Grantee’s consent.

13.    Severability. In the event that one or more of the provisions of these Terms and Conditions shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

14.    Relation to Plan; Miscellaneous. These Terms and Conditions are subject to the terms and conditions of the Plan. In the event of any inconsistent provisions between these Terms and Conditions and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Award Letter or the Plan. All references in these Terms and Conditions to the Company shall be deemed to include, unless the context in which it is used suggests otherwise, its subsidiaries, divisions and affiliates.

15.    Successors and Assigns. Subject to Section 2 hereof, the provisions of these Terms and Conditions shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee and the successors and assigns of the Company.

16.    Governing Law. The interpretation, performance, and enforcement of thee Terms and Conditions shall be governed by the laws of the State of Delaware.

17.    Definitions.

(a) “Cause” shall mean that the Grantee has committed prior to termination of employment any of the following acts:

(i) an intentional act of fraud, embezzlement, theft, or any other material violation of law in connection with the Grantee’s duties or in the course of the Grantee’s employment;

(ii) intentional wrongful damage to material assets of the Company;

(iii) intentional wrongful disclosure of material confidential information of the Company;

(iv) intentional wrongful engagement in any competitive activity that would constitute a material breach of the duty of loyalty;

(v) intentional breach of any stated material employment policy of the Company; or

(vi) intentional neglect by the Grantee of the Grantee’s duties and responsibilities.

(b) “Good Reason” shall mean:

(i) a material diminution in the Grantee’s base compensation;

(ii) a material diminution in the Grantee’s authority, duties or responsibilities;

(iii) a material change in the geographic location at which the Grantee must perform the Grantee’s services; or

(iv) any other action or inaction that constitutes a material breach by the Company of an agreement under which the Grantee provides services.

(c) “Competing Business” shall mean:

(i) any of the following named companies, or any other business into which such company is merged, consolidated, or otherwise combined, and the subsidiaries, affiliates and successors of each such company:

Abercrombie & Fitch	The Gap	Ross Stores
Bed, Bath & Beyond	J.C. Penney	Saks
Belk, Inc.	Kohl’s	Sears
Burlington Coat Factory	L Brands	Target
Bon-Ton Stores	Nordstrom	TJX
Dillard’s	Neiman-Marcus	Walmart

or

(ii) any business or enterprise engaged in the business of retail sales that (1) had annual revenues for its most recently completed fiscal year of at least $2.5 billion; and (2) both (i) offers a category or categories of merchandise (e.g., Fine Jewelry, Cosmetics, Kids, Big Ticket, Housewares, Men’s, Dresses), any of which are offered by the Company (and its subsidiaries, divisions or controlled affiliates), and (ii) the revenue derived by such other retailer during such retailer’s most recently ended fiscal year from such category or categories of merchandise represent(s), in the aggregate, more than 50% of the Company’s (and its subsidiaries, divisions or controlled affiliates) total revenues for the most recently completed fiscal year derived from the same category or categories of merchandise.

(d) “Confidential Information” shall mean any data or information that is material to the Company and not generally known to the public, including, without limitation: (i) price, cost and sales data; (ii) the identities and locations of vendors and consultants furnishing materials and services to the Company and the terms of vendor or consultant contracts or arrangements; (iii) lists and other information regarding customers and suppliers; (iv) financial information that has not been released to the public; (v) future business plans, marketing or licensing strategies, and advertising campaigns; or (vi) information about the Company’s employees and executives, as well as the Company’s talent strategies including but not limited to compensation, retention and recruiting initiatives.

18.    Data Privacy. Grantee hereby explicitly accepts the grant of Performance Units and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in the Award Letter and/or these Terms and Conditions by and among the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan.

(a) Grantee understands that the Company holds certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, shares of Common Stock held, details of all grants of Performance Units or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”).

(b) Grantee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the United States. Grantee understands that Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting Grantee’s local human resources representative.

(c) Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Grantee may elect to deposit any shares of Common Stock acquired.

(d) Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan.

(e) Grantee understands that Grantee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Grantee’s local human resources representative.

(f) Grantee understands, however, that refusing or withdrawing Grantee’s consent may affect Grantee’s ability to participate in the Plan.